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                                                       EXHIBIT 1



                        Milbank, Tweed, Hadley & McCloy
                            1 Chase Manhattan Plaza
                           New York, New York  10005
                                October 2, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:   Public Service Company of Oklahoma
                        Form U-1 Declaration
                        (File No. 70-8341)

Dear Sirs:

            We refer to the Form U-1 Declaration (File No. 70-____) (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Public Service Company of Oklahoma (the "Company"), an Oklahoma corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company. The Application relates to the Company's request for authority under the 1935 Act to acquire (the "Acquisition") securities of RIKA Management Company, LLC, an Oklahoma limited liability company, Universal Power Products Company, L.L.C., an Oklahoma limited liability company, Automated Substation Development Company, L.L.C., an Oklahoma Limited liability company and RC Training, L.L.C., an Oklahoma limited liability company, all as more fully described in the Application. We have acted as special counsel for the Company in connection with the filing of the Application.

            We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application.

            Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Acquisition is consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

            1.  All state laws applicable to the proposed
      Acquisition as described in the Application will have been complied with.

            2. The consummation of the proposed Acquisition as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Company or any associate company of the Company.

            The opinions expressed above in respect of the proposed Acquisition as described in the Application are subject to the following assumptions or conditions:

            a. The Acquisition shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Company.

            b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Acquisition described therein.

            c. The Acquisition shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

            d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

            We hereby consent to the use of this opinion as an exhibit to the Application.

                                    Very truly yours,


                                    MILBANK, TWEED, HADLEY & McCLOY
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